Exhibit 99.1

PRESIDENT'S COMMENTS AT GOLDFIELD'S ANNUAL MEETING
MELBOURNE, Florida, May 30, 2013 - The Goldfield Corporation (NYSE MKT: GV) today released the comments to be made later today by Mr. John H. Sottile, President and Chief Executive Officer, at The Goldfield Corporation's annual meeting of stockholders. The Goldfield Corporation headquartered in Florida, through its subsidiary, Southeast Power Corporation, is a leading provider of construction services to electric utilities, with operations primarily in the southeastern, mid-Atlantic, and western regions of the United States.
THE GOLDFIELD CORPORATION
STATEMENT BY JOHN H. SOTTILE
AT ANNUAL MEETING OF SHAREHOLDERS
May 30, 2013
Welcome to the 106th Annual Shareholders Meeting of the Goldfield Corporation. I would like to give you a snapshot of the Company's activities during 2012, discuss recent business, and outline our strategy to continue maximizing shareholder value in the future. I will be providing some financial specifics but would encourage you to review the more detailed information which can be found in our SEC filings and our Annual Report available on our website at www.goldfieldcorp.com. After the comments, I would be pleased to entertain questions you may have.
2012 was a record year for Goldfield. Revenue more than doubled to $81.6 million from $32.8 million in 2011. Net income grew to $12 million ($0.47 per share) from $874 thousand ($0.03 per share) in the prior year. These results reflect not only markedly increased demand for services by utilities upgrading and expanding their transmission infrastructure, but also the strengthening of the capability of our electrical construction subsidiary, Southeast Power.
In 2012 Southeast Power more than doubled its investment in plant and equipment necessary to service efficiently our higher level of business over an expanded geographic footprint. We invested $16.8 million in new capital equipment to support our expanded operations, enhance productivity and improve safety. I believe that our upgraded equipment and dedicated workforce rival any in the industry. We are lean and nimble in staffing projects. We are now seeing the preliminary impact of our strategy to move beyond our historic Florida base into Texas, the Carolinas and Virginia. Further expansion is planned as projects become available for bid from new customers.
In addition to increased operating income and revenue, we are experiencing strongly improved operating margins. Operating margins at Southeast Power increased to 24.7% in 2012 compared to 10.8% in 2011. We expect quarter to quarter fluctuations in operating margins depending on projects under construction at the time. We believe that improved operating margins have resulted from several factors which promote efficiency: - increased responsibility and accountability of our regional officers; improved market conditions; geographical expansion leading to exposure to a greater number of projects and customers; a revitalized fleet of equipment; and smaller and more flexible crews.

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A highlight of 2012 was the selection of Southeast Power to construct a 110 mile 345kV transmission line as part of a Competitive Renewable Energy Zone project in Texas. This project, scheduled to be energized by the end of August, contributed about 34% of our revenue in 2012 and will impact favorably 2013 results. But, the CREZ project was hardly the whole story for 2012. Most significantly, our revenue from other projects increased in 2012 by 68% to $53.2 million from $31.7 million in 2011. Given the continuing strong demand for our services, we believe that we will meet the challenge of replacing the work from the CREZ project.
Southeast Power's excellent reputation in the industry, together with our expansion, has enabled us to attract strong new leadership. John Davis took the helm at Southeast Power as President on January 1 this year. Just last month, John White, formerly Senior Vice President of one of the country's largest electrical construction companies, joined the Southeast Power team with responsibility for new business development. I could not be more pleased with the efforts of Mr. Davis and Mr. White - both on operational and new business development fronts.
A few comments about first quarter 2013 results: Revenue increased 27% to $22.5 million from $17.7 million in first quarter 2012. Operating income grew 8% to $3.0 million from $2.7 million during the same period last year. First quarter this year operating income was negatively impacted by unanticipated delays on the STEC project. We believe the conditions which caused such delays have been rectified. Backlog at March 31, 2013 declined largely because the March 31, 2012 backlog included the entire STEC project of $52 million. Backlog is not necessarily a reliable indicator of future revenue and is volatile depending on the projects under construction at any point in time, many of which are short term. Almost daily we are bidding on new projects, some large and some small. Although we cannot quantify the size or duration of future projects, we are currently seeing opportunities for significant jobs from existing and new customers, some of which should come to fruition later this year.
Industry prospects appear bright. A recent report by a prominent Industry analyst noted that 77% of the shareholder-owned electric utilities surveyed are projecting increased spending on electric transmission and distribution networks over the next two years. Transmission continues to benefit from regulatory drivers such as FERC & NERC reliability standards, growth in renewables, and further migration from coal to natural gas power plants. This report supports the strong demand we are seeing for our services.
In short, Goldfield moved to a new level in 2012. With the strong team we have assembled at Southeast Power and the robust industry environment, I am optimistic that we will continue to move forward.

About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry, primarily in the southeastern, mid-Atlantic, and western regions of the United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities.
For additional information on our results, please refer to our filings with the Securities and Exchange Commission which can be found on the Company's website at http://www.goldfieldcorp.com.

This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company's Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield's other filings with the Securities and Exchange Commission, which are available on Goldfield's website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.

For further information, please contact:
The Goldfield Corporation
Phone:    (321) 724-1700
Email:     investorrelations@goldfieldcorp.com

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